BARCLAYS

Trade & Working Capital

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Churchill Way
Basingstoke
RG21 7GP
United Kingdom

Tel +44 (0)84 5900 6000

barclays.com

FAO Ian Hill,
Premex Services Ltd,
Premex House, Futura Park,
Middle brook,
Bolton,
BL6 6SX

7-4-15

Dear Ian,

Re: Sales Finance Agreement between Premex Services Limited, Premex Services (Liverpool) Ltd ("the Customer") and Barclays Bank PLC dated 12/05/2011 (as amended, varied and replaced from time to time) ("the Agreement").

We refer to the Agreement. Words and terms defined in this letter shall have the meaning as set out in the Agreement.

We refer also to the recent review of your facility and can confirm that with effect from the Effective Date, the Agreement shall be amended as follows:

Amendments

- The Minimum Period will be extended by a period of 36 months.
- Special Condition 15 is to be deleted and replaced with; "Debtor receipts are not to be less than £6,000,000 average per month over any 3 month rolling period ("Average Debtor Receipts). This is to be tested monthly, at month ends, in respect of the most recent 3 months. This is to be tested by calculating the total value of Debtor receipts received by Barclays for the relevant 3 month period divided by 3. The Early Payment Percentage shall be reduced by one percentage point for every £200,000 by which the Average Debtor Receipts falls below £6,000,000. Without prejudice to the generality of Barclays rights under the facility, this condition may be amended upon any future amendment to the terms of the Facility.
- Special Condition 20 is to be deleted and replaced with;

  "The Customer shall deliver (and procure the delivery) to Barclays in form and substance satisfactory to Barclays, evidence and confirmation of compliance with all covenants under that certain Credit Agreement dated October 11, 2010, among Examworks Group, Inc., as Borrower, certain subsidies of the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto (the "RCF Agreement") by all members of the ExamWorks Inc. Group who are party to the RCF Agreement, in respect of each of their respective financial quarters as follows;

  a) upon the earlier of the date that is ninety (90) days after the end of each fiscal year of the Borrower or the date such information is filed with the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions (the "SEC"); and

  b) upon the earlier of the date that is forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower or the date such information is filed with the SEC.

  In addition, the customer shall inform (and shall procure that each member of the Examworks Inc. Group who are party to the RCF Agreement informs) Barclays immediately in the event that any breach, default, event of default or termination event (in each case howsoever described) occurs under the RCF Agreement.
- The Discount Margin will be reduced to 2.05% / Base Rate.

- The following covenant / wording is to be deleted from Special Condition 8 ; "The profit of the Premex Group before taxation shall not be more than 20% adverse to budget, tested monthly on a 3 month rolling basis".

- The following wording is to added into Special Condition 18 : "Inter company transfers from Premex Services Ltd to UK Independent Medical Services Ltd are exempt from the conditionality in this Special Condition 18 provided such monies remain within the UK Independent Medical Services Ltd entity".

- A New Special Condition 30 is to be added to the agreement as follows ; " Barclays reserves the right to review and / or amend Financial and / or Operational Covenants in the event of a change in UK and / or Global Group structure"

- Special Condition 23 related to "non-utilisation fee" shall not apply for 6 months from the Effective Date (after which it will be fully reinstated).

- A renewal and extension fee of £76,125 plus VAT will apply.

The Effective Date will be the date following receipt of your signed acknowledgment and that all conditions (if any) have been met to our satisfaction.

All other terms of the Agreement remain as stated.

Please sign and return one copy of this letter to acknowledge the amendment to the terms of the Agreement using the enclosed pre-paid envelope and retain one copy for your records. Any fees referred to in this letter shall be debited to your Payment Account on the Effective Date.

We trust that you will find the above acceptable, however if you have any queries please do not hesitate to contact me or my assistant Alan Tipper on 01256 791237.

For and on behalf of Barclays Bank PLC

pp C McLaughlin.

Stuart Wainwright
Relationship Director

0777 555 2014
stuart.wainwright@barclays.com

Agreed and acknowledged by
Premex Services Ltd

Signature of Director/Co Secretary/Partner/Member/Sole Trader/Sole Director (delete as applicable)	Print Name of Director/Co Secretary/Partner/Member/Sole Trader/Sole Director (delete as applicable)	Date
Signature of Director/Co Secretary/Member/Witness (delete as applicable)	Print Name of Director/Co Secretary/Member/Witness (delete as applicable)	Date

Address of Witness (if applicable): ______________________________

Occupation of Witness (if applicable): ______________________________

Agreed and acknowledged by
Premex Services (Liverpool) Ltd

Signature of Director/Co Secretary/Partner/Member/Sole Trader/Sole Director (delete as applicable)	Print Name of Director/Co Secretary/Partner/Member/Sole Trader/Sole Director (delete as applicable)	Date
Signature of Director/Co Secretary/Member/Witness (delete as applicable)	Print Name of Director/Co Secretary/Member/Witness (delete as applicable)	Date

Address of Witness (if applicable): ______________________________

Occupation of Witness (if applicable): ______________________________

*Please note that we require this facility amendment letter to be acknowledged by at least two people. Where a Witness is required, please ensure that the Witness is not someone who is related to you or who resides at the same address as you or is an employee of Barclays Bank PLC.